Exhibit 12.1


                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                              September 30,
                                            1997          1996         1996          1995         1994         1993       1992
                                            ----          ----         ----          ----         ----         ----       ----

Net Income                                  1442          1234         1764          1449         1160          908        706
Tax                                          748           615          857           779          581          442        382
Fixed Charges
  Including Interest on Deposits (1)        7475          5672         7822          6161         3985         3064       2718
                                            ----          ----         ----          ----         ----         ----       ----
Total                                       9665          7521        10443          8389         5726         4414       3806

Fixed Charges
  Excluding Interest on Deposits (2)         159            65          107            75           18            0          0

Ratio of Earnings to Fixed Charges:
  Excluding Interest on Deposits (3)       60.79        115.71        97.60        111.85       318.11
  Including Interest on Deposits (4)        1.29          1.33         1.34          1.36         1.44         1.44       1.40


(1)      Fixed Charges Included on Deposits is equal to Gross Interest Expense.
(2) Fixed Charges Excluding Interest on Deposits contain only Fed Funds purchased, interest on demand notes issued to the U.S. Treasury, and all Other interest.
(3) Ratio of Fixed Charges Excluding Interest on Deposits is computed by dividing the Total of Net Income, Tax, and Fixed charges Including Interest on Deposits by Fixed Charges Excluding Interest on Deposits.
(4) Ratio of Fixed Charges Including Interest on Deposits is computed by dividing the Total of Net Income, Tax, and Fixed Charges Including Interest on Deposits by Fixed Charges Including Interest on Deposits.